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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of World Access, Inc. of our report dated March 5, 1998 relating to the financial statements of World Access, Inc., which appears in such Joint Proxy Statement/Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1997 listed in the Index to Financial Statements when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/ Prospectus.

                                          /s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
November 9, 1998